Exhibit 99.1

 MOLOPO AUSTRALIA LIMITED

                      ABN 79 003 152 154

ASX ANNOUNCEMENT                                                      5 October 2009

S708A COMPLIANCE NOTICE AND DISCLOSURE

Molopo Australia Ltd (“Molopo”) refers to the Appendix 3B lodged contemporaneously with this notice in relation to:

1. The issue of 6,147,398 Molopo fully paid ordinary shares to the shareholders of Brink Energy Ltd – the Spearfish acquisition (refer to Molopo’s completion announcement lodged with the ASX on 29 September, 2009), and

2. The issue of 2,079,257 Molopo fully paid ordinary shares as part of the Bakken acquisition (refer to Molopo’s completion announcement lodged with the ASX on 30 September, 2009).

In order for Molopo to give notice under s708A of the Corporations Act it discloses the following previously excluded information:

Molopo is in an advanced stage of negotiations in respect of the sale of its 26.1% gross interest in Fortune Liulin Gas Company Limited (“FLG”),  previously advised by Molopo as a non-core asset that was being considered for divestment. The consideration for the sale is proposed to be approximately 2.7m shares in the acquiring company, Pacific Asia Petroleum, Inc (“PAP” -a company listed on the USA OTC market), and a 2% royalty on production revenue. The shares paid as consideration by PAP will be subject to at least a six month sale restriction period under applicable US securities law. Based on the most recent share price of PAP the value of the offer is approximately US$9m. The royalty will be based on PAP’s share of future production in the Liulin Block PSC, payable on commencement of production and subject to various conditions. The sale remains subject to the finalisation of negotiations and documentation, and there is no certainty the transaction will proceed. The sale, if completed, will be subject to pre-emptive rights held by Molopo’s partner in the Liulin Block PSC, Fortune Oil Group.

Molopo having made the disclosure above gives notice under paragraph 708A(5)(e) of the Corporations Act (“Act”) in respect of the above issue of shares that:

1)    The shares were issued without disclosure to investors under Part 6D.2 of the Act;
2)           This notice is given under paragraph 708A(5)(e) of the Act;
3)           As at the date of this notice, the Company has complied with the provisions of Chapter 2M (as they apply to the Company) and section 674 of the Act; and

Registered Office Level 14, 31 Queen Street, Melbourne, Vic. 3000, Australia GPO Box 223, Melbourne, Vic. 3001, Australia	NSW Office: Suite 7, Level 4, 95 Pitt St, Sydney, NSW, 2000, Australia GPO Box 7075, Sydney, NSW, 2001, Australia
Telephone: (61 3) 9618 8722 Facsimile: (61 3) 9620 2804 Website: www.molopo.com.au Email: slord@molopo.com.au	Telephone: (61 2) 8249 8186, Facsimile: (61 2) 8249 8321

4)           As at the date of this notice, there is no excluded information (as defined in subsections 708A(7) and (8) of the Act) required to be disclosed in this notice other than as set out above.

The Company now has on issue 191,077,070 fully paid ordinary shares.

Issued by:    Molopo Australia Limited
For further information contact:    Stephen Mitchell MD +61 3 9618 8722 Ian Gorman COO + 61 3 9618 8722  Anthony Bishop CFO +61 3 9618 8722

Molopo Australia Limited is an ASX listed petroleum producer focused on the exploration, appraisal, development and production of coalbed methane (CBM) and other on-shore petroleum projects. Molopo holds a 50% interest in several CBM fields located in the Bowen Basin, Australia, a 100% interest in a shale gas project in Quebec, Canada, an interest in the Bakken and Spearfish oil projects in Canada, a 100% interest in two South African projects, an interest in two permits in the Clarence Moreton Basin, Australia, an interest in the Liulin, Shanxi Province CBM project in China, and a 50% interest is a US gas project.

Molopo Australia Limited                                                      Page 2